SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 23, 1998

                                    FCNB Corp

             (Exact name of registrant as specified in its charter)


         Maryland                                         0-15645                                       52-1479635
(State or other jurisdiction          (Commission file number)   (IRS Employer Identification Number)
    of incorporation)

                   7200 FCNB Court, Frederick, Maryland 21703
               (Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code:  301-662-2191

Item 5.  Other Events.

         On June 23, 1998, FCNB Corp (the "Company") announced that it had entered into an Agreement and Plan of Reorganization and Merger (the "Agreement") with Capital Bank, National Association, Rockville, Maryland ("Capital"), pursuant to which Capital would be merged (the "Merger") with and into FCNB Bank, Frederick, Maryland, the Company's wholly owned subsidiary bank (the "Bank"), with the Bank surviving the Merger. The Merger is intended to be a tax-free exchange of shares, in connection with which, each share of Capital common stock will be converted into shares of FCNB Common Stock having a value, determined in accordance with the Agreement, of $40.00, subject to adjustment in certain circumstances as set forth in the Agreement. In connection with the Merger Agreement, Capital has granted the Company an option to acquire up to 248,278, or up to 19.9 percent of the outstanding shares of Capital common stock, under certain circumstances.

         FCNB anticipates that it will issue approximately 1,300,000 shares in connection with the transaction, subject to adjustment, for an aggregate deal value of approximately $42 million. At March 31, 1998, Capital had total assets of approximately $156.4 million, deposits of $128.0 million, and total shareholders' equity of $11.14 million. For the three months ended March 31, 1998 and the year ended December 31, 1997, Capital had net income of $386 thousand and $1.22 million, respectively. It is anticipated that the merger will be accounted for as a pooling of interests. FCNB anticipates that it will incur pretax one-time charges of approximately $1.75 million upon consummation of the merger. The consummation of the merger remains subject to regulatory and shareholder approvals, and the satisfaction of a number of other conditions. FCNB currently anticipates that the merger would be consummated in the fourth quarter of 1998.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

(a)  Financial Statements of Business Acquired.  Not applicable.

(b)  Pro Forma Financial Information.  Not Applicable.

(c)  Exhibits.  None.

                                   Signatures

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        FCNB CORP



                                        By:  /s/  A. Patrick Linton
                                           -------------------------------------
                                            A. Patrick Linton, President

Dated:  June 29, 1998